EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT OF

                       THE CERTIFICATE OF INCORPORATION OF

                          GREENLEAF CAPITAL CORPORATION

     Pursuant to Section 242 of the Delaware Code, as amended

          I, THE UNDERSIGNED, Richard Margulies, being the Secretary, of Greenleaf Capital Corporation, a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, do hereby certify and set forth:

     FIRST: That at a meeting of the Board of Directors of Greenleaf Capital Corporation, duly held and convened on the 11th day of September, 1997, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable. The resolution setting for the proposed amendment is as follows:

     RESOLVED that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by changing Articles thereof numbered First and Fourth to read as follows:

     FIRST: The name of the corporation (hereinafter called the "corporation") is:

                       GREENLEAF TECHNOLOGIES CORPOPRATION

     FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) common shares, each being at $.001 par value.

     IN  WITNESS  WHEREOF,  Greenleaf  Capital  Corporation,   has  caused  this
Certificate to be signed by its President and attested by its Secretary, on this 28th day of October, 1997.



GREENLEAF CAPITAL CORPORATION



By:  /s/ Richard Margulies
    ---------------------
    Richard Margulies
    President & Secretary